SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

FactSet Research Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ] Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING
AUDIT AND NON-AUDIT FEES

November 25, 2003

Dear Stockholder:

     You are cordially invited to attend the Fiscal 2003 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at One Greenwich Plaza, Greenwich, CT 06830, on Thursday, January 8, 2004, at 10:00 a.m. Eastern Standard Time. I look forward to greeting you at the meeting.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to return promptly the enclosed proxy in the accompanying postage-paid envelope, vote using the Internet at http://www.eproxy.com/fds or vote by telephone by calling 1-800-435-6710.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 8, 2004
10:00 a.m. Eastern Standard Time

To Our Stockholders:

     The Annual Meeting of Stockholders of FactSet Research Systems Inc., a Delaware corporation (“FactSet” or the “Company”), will be held at FactSet’s corporate headquarters at One Greenwich Plaza, Greenwich, Connecticut 06830, on Thursday, January 8, 2004, at 10:00 a.m. Eastern Standard Time for the following purposes:

1. To elect three members of the Board of Directors for three-year terms.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2004.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on November 7, 2003 are entitled to notice of, and to vote at, this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Greenwich, Connecticut November 25, 2003	Ernest S. Wong, Secretary

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience by returning the enclosed proxy card, voting by telephone at 1-800-435-6710 or by using the Internet at http://www.eproxy.com/fds. Internet and telephone voting is available 24 hours a day and will be accessible until 11:00 p.m., Eastern Standard Time, on January 7, 2004. Promptly using the Internet or telephone to vote or returning the enclosed proxy card will save us incremental expenses associated with additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed. Voting using the Internet or sending in your proxy will not prevent you from voting your shares in person by ballot at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

FACTSET RESEARCH SYSTEMS INC.
One Greenwich Plaza
Greenwich, Connecticut 06830

PROXY STATEMENT FOR ANNUAL MEETING

OF STOCKHOLDERS
To Be Held January 8, 2004

     The Board of Directors of FactSet Research Systems Inc. (the “Company” or “FactSet”) delivers this Proxy Statement, form of proxy and voting instructions, which is first being mailed to FactSet’s stockholders on November 25, 2003, in connection with the solicitation of proxies and which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 10:00 a.m. Eastern Standard Time on Thursday, January 8, 2004, at One Greenwich Plaza, Greenwich, Connecticut 06830, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Your vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

     The only outstanding voting security of FactSet is its Common Stock, $0.01 par value per share (the “Common Stock”). Stockholders of record at the close of business on November 7, 2003 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On November 7, 2003, there were 33,816,445 shares of Common Stock outstanding.

I. Director and Executive Officer Information

Information Regarding the Board of Directors and Related Committees

     The Board of Directors (the “Board”) and related Committees of the Company are served by:

     Scott A. Billeadeau, Director. Mr. Billeadeau, age 42, is a Senior Vice President and Senior Portfolio Manager with Paladin Investment Associates, LLC (formerly Investment Advisers, Inc.). During 2003, Paladin merged with Fifth Third Bancorp. Mr. Billeadeau assumed the role of Senior Fund Manager at Fifth Third Bancorp and will continue to serve in his existing roles at Paladin until the integration of Paladin and Fifth Third Bancorp is complete. Prior to joining Paladin, Mr. Billeadeau managed all the small-cap and mid-cap assets for TradeStreet Investment Associates, the investment management subsidiary of Bank of America. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and is a CFA charterholder. Mr. Billeadeau is a member of the Audit Committee, Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee and has served on the Board since January 2001. He is also the Lead Independent Director. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003. Mr. Billeadeau is nominated for a three-year term which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2006.

     Michael F. DiChristina, President, Chief Operating Officer and Director. Mr. DiChristina, age 41, joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since March 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2005.

     Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Hadley, age 41, was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was our Vice President, Sales. From 1989 to 2000,

Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and is a CFA charterholder. Mr. Hadley has served on the Board since September 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003. Mr. Hadley is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2006.

     Joseph E. Laird, Jr., Director. Mr. Laird, age 58, serves as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird is also a director of The Advisory Board Company, which specializes in best practices research and analysis related to the management of companies in the health care industry. Mr. Laird is the Chairman of the Compensation Committee, a member of the Nominating and Corporate Goverance Committee and has served on the Board since 1993. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

     James J. McGonigle, Director. Mr. McGonigle, age 40, serves as a director and Chairman of the Board of The Corporate Executive Board Company, which specializes in providing to corporations best practices research and analysis focusing on corporate strategy, operations and general management issues. Mr. McGonigle has served as Chairman of the Board of The Corporate Executive Board Company since March 2001. From 1998 to March 2001, Mr. McGonigle served as the Chief Executive Officer and a director of The Corporate Executive Board Company. From 1995 to 1998, Mr. McGonigle served as the General Manager of the corporate division of The Advisory Board Company. Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company from 1990 to 1995. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. Mr. McGonigle has served on the Board since May 2002 and is a member of the Compensation Committee. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

     John C. Mickle, Director. Mr. Mickle, age 77, has been President of Sullivan, Morrissey & Mickle Capital Management Corporation since 1978. Mr. Mickle is an experienced investment advisor, having held prior positions with Shearson Hayden Stone, Inc.; UBS-DB Corporation; and Faulkner, Dawkins & Sullivan, Inc. Mr. Mickle is also a director of Mickelberry Communications Inc. Mr. Mickle is the Chairman of the Audit Committee, a member of the Nominating and Corporate Governance Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003. Mr. Mickle is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2006.

     Walter F. Siebecker, Director. Mr. Siebecker, age 62, serves as President of Burgess Consulting LLC. Mr. Siebecker was a managing director of the Depository Trust and Clearing Corporation (“DTC”). He joined the National Securities Clearing Corporation (“NSCC”), a subsidiary of DTC, in 1996 as a Managing Director in charge of the organization’s Annuity Processing Service. Mr. Siebecker’s background is in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Salomon Smith Barney Inc., where he was responsible for the Operations Division as Executive Vice President and Chief Operations Officer. Mr. Siebecker is a member of the Audit Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2005.

     Charles J. Snyder, Vice Chairman of the Board of Directors and Director. Mr. Snyder, age 61, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named our interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. Mr. Snyder has been a Director of

FactSet since its formation in 1978. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

     Howard E. Wille, Director. Mr. Wille, age 75, was a co-founder of FactSet in 1978 and held the position of Chief Executive Officer from that time until May 22, 2000, the date on which he retired from active employment with the Company. Mr. Wille continued to serve as the non-executive Chairman of the Board of FactSet until August 31, 2000. From 1966 to 1977, Mr. Wille was a Partner and Director of Research at Faulkner, Dawkins & Sullivan, Inc., a Wall Street investment firm, and held a managerial position with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. He was President and Chief Investment Officer of Piedmont Advisory Corporation from 1961 to 1966 and, prior to that time served as a securities analyst, investment manager and investment counselor for several firms. Mr. Wille has been a Director of FactSet since its formation in 1978. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2005.

Information Regarding the Board of Directors and Its Committees

     The Company’s Board of Directors met five times during fiscal 2003. The Board of Directors has three Committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served during fiscal 2003.

Compensation Committee: During fiscal 2003, the Compensation Committee consisted of two members, Messrs. Laird (Chairman) and Billeadeau. As of fiscal 2004, Mr. McGonigle became a member of the Compensation Committee. The Compensation Committee met one time during fiscal 2003. The primary responsibilities of the Compensation Committee are to (a) review and approve the compensation policies for the Chief Executive Officer and other key executive officers of the Company, (b) oversee the Company’s administration of its equity-based compensation policies, (c) approve grants of stock options to officers and employees of the Company under its stock option plans, and (d) establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers.

Audit Committee: The Audit Committee has three members: Messrs. Mickle (Chairman), Billeadeau and Siebecker. The Audit Committee met five times during fiscal 2003. The Board of Directors has determined that Mr. Billeadeau is an independent director and qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s external financial reporting processes. Its primary responsibilities include meeting with financial management and the independent auditors to review our system of internal controls as well as assessing the quality of FactSet’s accounting principles and financial reporting, reviewing the external audit process as conducted by FactSet’s independent auditors, reviewing the financial information provided to shareholders and other external parties as well as preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis.

Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee has three members: Messrs. Billeadeau (Chairman), Mickle and Laird. The Nominating and Corporate Governance Committee met two times during fiscal 2003. Its duties include reviewing the qualifications of candidates for nomination as Directors, making recommendations to the Board regarding prospective nominees to the Board, making recommendations to the Board regarding corporate governance issues and, as appropriate, assist in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary.

Director Compensation. Philip A. Hadley and Michael F. DiChristina, as officers of FactSet during fiscal 2003, received no compensation for serving on the Board of Directors. Each director, with the exception of Mr. Hadley and Mr. DiChristina, receives an annual retainer of $20,000 in addition to 3,000 non-qualified stock options as of the first business day following the annual meeting for his service on the Board. Also, Committee chairmen receive an annual fee of $2,500. The exercise price of each non-qualified stock option is the closing price of FactSet’s common shares on the date of grant. Each Director who is not an employee, upon election as a non-employee Director, received a one-time grant of options to purchase 10,000 shares of FactSet common stock. Non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire ten years from the date the options were granted. Each non-employee Director is entitled to one FactSet password at no charge. The password provides access to the FactSet system to allow Directors to use FactSet’s suite of products and services.

AUDIT COMMITTEE REPORT

     The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting and accounting systems and controls. The Board has adopted a written Audit Committee Charter, a copy of which is attached as Exhibit I to this Proxy Statement filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the fiscal 2003 Annual Meeting. The Board has reviewed the New York Stock Exchange (“NYSE”) listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public auditors.

     The responsibilities of the Audit Committee are set forth in its Charter. In fulfilling its responsibility, the Audit Committee discusses with our independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited financial statements for fiscal 2003 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality and acceptability of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee recommends to the Board of Directors the selection of the independent public auditors.

     In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board that the audited financial statements for fiscal year ended August 31, 2003 be included in our 2003 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     John C. Mickle, Chairman            Scott A. Billeadeau            Walter F.Siebecker

Independent Auditors

     PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s financial statements for fiscal 2003. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2003, we also retained PricewaterhouseCoopers LLP to perform other audit-related and non-audit related services during the year. The aggregate fees billed by PricewaterhouseCoopers LLP in connection with audit and non-audit services rendered for fiscal 2003 were as follows:

AUDIT AND NON-AUDIT FEES

     The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2003 and 2002:

	2003	2002

Audit fees (1)	$222,600	$110,000
Audit-related fees (2)	17,800	32,000
Tax fees (3)	111,845	139,625
All other fees (4)	38,500	40,000

Total	$390,745	$321,625

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and reviews of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for assurance services related to the audit of our annual financial statements and for professional services related to the audits of our employee benefit plans.

(3)	Represents fees for tax services provided in connection with our expatriate tax program.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily relate to designing an automated process to calculate and monitor our multi-jurisdictional sales tax liabilities. This project was pre-approved by our Audit Committee during fiscal 2002.

     The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by PricewaterhouseCoopers LLP. During 2003, all professional services provided PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and Executive Officers to file reports of holdings and transactions in FactSet stock with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”). Based on our records and other information, we believe that for fiscal 2003, all reports for our Executive Officers, Directors and beneficial owners of more than 10% of FactSet’s Common Stock that were required to be filed pursuant to Section 16 of the Exchange Act were timely filed, except the inadvertent late filings as set forth below. Reports of Form 4 were filed late on October 15, 2002, in respect of stock options granted to Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong on October 7, 2002 in connection with their annual compensation. Reports of Form 5 were filed late on October 28, 2002, in respect of stock dividends to Messrs. Snyder and Wille based on their accounts under the Employee Stock Ownership Plan.

Information Regarding Beneficial Ownership of Principal Shareholders, Directors and Management

The following table sets forth, as of November 7, 2003, certain information regarding the beneficial ownership of the Company’s Common Stock by (1) each person whom we know beneficially owns more than 5% of the outstanding shares of the Common Stock, (2) each Director and the named Executive Officers of the Company, and (3) all Directors and Executive Officers of the Company as a group.

	Beneficial Ownership
	of Common Stock	Percentage of
Name	at November 7, 2003	Common Stock (2)

Philip A. Hadley (1)(3)(15)	801,083	2.33%
Charles J. Snyder (1)(4)(15)	4,940,605	14.36
Howard E. Wille (1)(5)(15)	5,602,431	16.28
Michael F. DiChristina (1)(6)(15)	331,100	0.96
Michael D. Frankenfield (1)(7)(15)	175,733	0.51
Townsend Thomas (1)(8)(15)	354,180	1.03
Ernest S. Wong (1)(9)(15)	160,630	**
James J. McGonigle (1)	—	**
Scott A. Billeadeau (1)(10)	4,600	**
Joseph E. Laird, Jr. (1)(11)	19,500	**
John C. Mickle (1)(12)	39,000	**
Walter F. Siebecker (1)(13)	53,010	**
T. Rowe Price Associates, Inc. (14)	2,034,300	5.91
FactSet Research Systems Inc. Employee Stock Ownership Plan (1)(15)	960,831	2.79
All Directors and Executive Officers as a group (12 persons) (16)	12,481,872	36.27

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., One Greenwich Plaza, Greenwich, Connecticut 06830.

(2)	For each individual or group identified in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by that person or group as indicated above by the sum of the 33,816,445 shares of Common Stock outstanding at November 7, 2003, and the number of shares of Common Stock that such person or group had the right to purchase on or within 60 days of November 7, 2003, including, but not limited to, upon exercise of the options.

(3)	Includes outstanding options to purchase 114,500 shares, which were exercisable on or within 60 days of November 7, 2003.

(4)	Includes outstanding options to purchase 1,800 shares, which were exercisable on or within 60 days of November 7, 2003.

(5)	Includes outstanding options to purchase 1,800 shares, which were exercisable on or within 60 days of November 7, 2003. Adelaide P. McManus, Mr. Wille’s spouse, owns 295,752 shares of Common Stock. Mr. Wille disclaims beneficial ownership of such shares.

(6)	Includes outstanding options to purchase 138,666 shares, which were exercisable on or within 60 days of November 7, 2003.

(7)	Includes outstanding options to purchase 67,583 shares, which were exercisable on or within 60 days of November 7, 2003. Kelly Frankenfield, Mr. Frankenfield’s spouse, owns 239 shares of Common Stock through her participation in the ESOP. Mr. Frankenfield disclaims beneficial ownership of such shares.

(8)	Includes outstanding options to purchase 68,083 shares, which were exercisable on or within 60 days of November 7, 2003.

(9)	Includes outstanding options to purchase 99,473 shares, which were exercisable on or within 60 days of November 7, 2003.

(10)	Includes outstanding options to purchase 4,600 shares, which were exercisable on or within 60 days of November 7, 2003.

(11)	Includes outstanding options to purchase 19,500 shares, which were exercisable on or within 60 days of November 7, 2003.

(12)	Includes outstanding options to purchase 39,000 shares, which were exercisable on or within 60 days of November 7, 2003.

(13)	Includes outstanding options to purchase 39,000 shares, which were exercisable on or within 60 days of November 7, 2003.

(14)	Number of shares beneficially owned by T. Rowe Price Associates, Inc., at September 30, 2003, as indicated by Form 13-F Holdings Report File Number 28-115 filed with the Securities and Exchange Commission on November 14, 2003. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(15)	Shares reported for the ESOP exclude ESOP shares owned by Messrs. Snyder (101,431), Hadley (215,527), DiChristina (152,434), Thomas (169,033), Frankenfield (40,792), Wille (261) and Wong (3,462). Such shares are included in the number of Common shares beneficially owned by each named Executive Officer.

(16)	Includes options to purchase 594,005 shares, which were exercisable on or within 60 days of November 7, 2003.

**	Percentage of Common Stock is less than 0.5%.

Information Regarding Named Executive Officer Compensation

     Cash Compensation. The following table summarizes the compensation earned by FactSet’s named Executive Officers for the latest three fiscal years ended August 31, 2003.

Summary Compensation Table				Securities
		Annual Compensation		Underlying
	Fiscal			Options/SAR	All Other
Name and Principal Position	Year	Salary	Bonus	Grants (1)	Compensation (2)

Philip A. Hadley	2003	250,000	400,000	20,000	19,668
Chairman and	2002	261,540	375,000	20,000	19,606
Chief Executive Officer	2001	342,218	275,000	100,000	15,583
Michael F. DiChristina	2003	250,000	400,000	20,000	16,250
President and	2002	261,540	375,000	20,000	14,951
Chief Operating Officer	2001	346,166	275,000	50,000	16,123
Michael D. Frankenfield	2003	225,000	265,000	15,000	19,200
Senior Vice President and	2002	233,656	236,250	20,000	17,764
Director of Sales and Marketing	2001	296,166	175,000	25,000	9,273
Townsend Thomas	2003	126,923	130,000	7,500	12,987
Senior Vice President and	2002	221,636	130,625	15,000	9,199
Chief Technology Officer	2001	296,166	150,000	20,000	9,273
Ernest S. Wong	2003	225,000	200,000	7,500	19,275
Senior Vice President,	2002	233,656	195,000	15,000	17,916
Chief Financial Officer,	2001	298,087	175,000	20,000	18,948
Treasurer and Secretary

(1)	Represents option grants made to named Executive Officers in respect of FactSet’s and those respective officers’ individual performances for the previous fiscal year. Option grants related to fiscal 2002 performance were granted on October 7, 2002, and are included in fiscal 2003 compensation. Option grants related to fiscal 2001 performance were granted on October 23, 2001, and are included in fiscal 2002 compensation. Option grants related to fiscal 2000 performance, with the exception of Mr. Hadley’s grant of 100,000 options, were granted on November 13, 2000, and are included in fiscal 2001 compensation. Upon being named Chief Executive Officer and Chairman of the Board, Mr. Hadley received 100,000 options to purchase FactSet Common Stock on September 5, 2000, which is included in Mr. Hadley’s fiscal 2001 compensation.

(2)	Represents annual employer contributions to the named Executive Officers’ ESOP accounts for all years presented for Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong for $11,400; $9,101; and $9,273 for fiscal years 2003, 2002 and 2001, respectively. Fiscal 2003 amounts include $8,268; $4,850; $7,800; $1,588; and $7,875, respectively, for use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong. Fiscal 2002 amounts include $10,505; $5,850; $8,663; and $8,815, respectively, for use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield and Wong. Fiscal 2001 amounts include $6,310; $6,850; and $9,675, respectively, for use of Company automobiles by Messrs. Hadley, DiChristina and Wong.

Compensation Pursuant to Stock Options

     Stock Option Grants in the Last Fiscal Year. During fiscal 2003, Messrs. Hadley, DiChristina, Thomas, Frankenfield and Wong were granted stock options to purchase 20,000, 20,000, 7,500, 15,000 and 7,500 shares of FactSet’s Common Stock, respectively. The options expire ten years from the date of grant and vest at a rate of 20% per year beginning one year after the grant date. The option exercise price was the fair value of FactSet’s stock on the grant date. No other stock option grants were made to the named Executive Officers in fiscal 2003.

		% of Total
	Number of Securities	Options/SARs Granted			Grant Date (1)
	Underlying Options/	to Employees in	Exercise or		Fair
	SARs Granted	Fiscal 2003	Base Price	Expiration	Value
Name	(#)	(%)	($/sh)	Date	($)

Philip A. Hadley	20,000	3.5	$22.45	10/7/2012	$186,400
Michael F. DiChristina	20,000	3.5	$22.45	10/7/2012	186,400
Michael D. Frankenfield	15,000	2.6	$22.45	10/7/2012	139,800
Townsend Thomas	7,500	1.3	$22.45	10/7/2012	69,900
Ernest S. Wong	7,500	1.3	$22.45	10/7/2012	69,900

(1)	The fair value of the option grant is estimated using the Black-Scholes option-pricing model. Assumptions used by the model were a risk-free interest rate of 2.29%, an expected option life of four years, expected volatility of 53% and a dividend yield of 0.6%.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

     The following table provides information on stock option exercises in fiscal 2003 by the named Executive Officers and the value of such officers’ unexercised stock options at August 31, 2003.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options/SARs
	Acquired	Value	Options/SARs at Fiscal Year-End		at Fiscal Year-End ($) (2)
	On Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip A. Hadley	4,000	62,200	100,166	84,334	$2,008,391	$1,114,831
M. DiChristina	—	—	115,333	87,167	2,474,575	1,631,425
M. Frankenfield	—	—	61,083	48,917	1,565,300	1,042,700
Townsend Thomas	—	—	64,000	36,000	1,751,900	744,475
Ernest S. Wong	—	—	95,390	38,000	3,015,632	775,325

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Based upon the market price of $48.55 per share, which was the closing selling price per share of Common Stock on the New York Stock Exchange on the last day of FactSet’s 2003 fiscal year, less the option exercise price payable per share.

Report on Executive Compensation

     The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is composed solely of outside directors and reports regularly to the Board. Outside directors are not eligible to participate in any of the plans or programs it administers. In fiscal 2003, the Committee reviewed cash compensation for the Chairman and the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Chief Technology Officer, the Director of Sales and Marketing and the Director of Product Development. The Committee also reviews and approves the aggregate number of options granted to employees to purchase Common Stock of FactSet. The Committee also reviews the size of grants made to each senior executive team member noted above and to specific employee performance peer groups.

     In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. Compensation for the named Executive Officers and other key management positions is designed to:

1.	Attract, retain and motivate key personnel.

2.	Be competitive with compensation offered for similar positions by other companies in the technology and financial services industries.

3.	Tie a meaningful portion of compensation to our operating and financial performance through annual bonuses.

4.	Link the financial interests of key employees and FactSet’s stockholders via stock-based incentives.

     Overall, we aim to deliver above-average compensation contingent on achievement of superior levels of Company and individual performance. Compensation is delivered through three major components, as described below:

     Base Salary. Base salaries have been established according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation.

     Annual Bonus. Annual bonuses have been determined on a discretionary basis considering a number of factors including FactSet’s profitability, revenue growth, achievement of strategic and department goals, individual performances and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named Executive Officers based on our operational and financial performance and competitive total compensation levels are determined by an independent compensation consulting firm. In considering competitiveness, the Committee reviewed the compensation levels for a sample of industry sector companies of similar size and financial performance to FactSet.

     Stock Based Incentives. Stock options have been intended to align incentives with long-term stock performance and act as a motivational and retention tool. Stock option grants were made in fiscal 2003 to selected key employees based on individual contribution and potential.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named Executive Officers. As such, compensation paid in fiscal 2003 by FactSet is fully tax-deductible. The tax deductibility of compensation for the named Executive Officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

     The Committee believes that the fiscal 2003 compensation of the named Executive Officers was aligned with FactSet’s performance and returns to shareholders and provided a balanced mix between base pay and incentive compensation.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Joseph E. Laird, Jr., Chairman           Scott A. Billeadeau           James J.McGonigle

Employment Agreements

     FactSet has an agreement dated May 8, 1996, with Ernest S. Wong relating to the terms of his employment. Under the agreement, in the event Mr. Wong is terminated by us at any time for reasons other than good cause, as set forth in the agreement, we will continue to pay his base salary and standard employee benefits for 12 months following the date of such termination. In the event Mr. Wong is terminated for any reason within one year following a change in control of the Company, as defined in the agreement, Mr. Wong will be entitled to continue receiving his base salary and standard employee benefits for two years from the date of such termination. At the end of fiscal 2003, we did not have employment agreements with Messrs. Hadley, DiChristina, Frankenfield or Thomas.

     On May 22, 2000, Mr. Wille, our former Chairman and Chief Executive Officer, announced his desire to retire as Chief Executive Officer of FactSet and from active employment with the Company. At that time, FactSet and Mr. Wille entered into a Retirement Agreement. In accordance with the Retirement Agreement, for a period of thirty-six months after August 31, 2000, FactSet must provide Mr. Wille (and his spouse and dependents, if applicable) medical and dental benefits substantially the same as the benefits Mr. Wille received during his tenure as Chairman and Chief Executive Officer. Also, under the Retirement Agreement, Mr. Wille has agreed that he will not engage in certain activities in competition with us, including directly or indirectly owning, managing, operating, joining, controlling, working for or consulting for, any business that is similar to or competes with us for a period of two years after August 31, 2000.

     Performance Graph. Comparison of cumulative total return among FactSet, the S&P 500 Index, and the NASDAQ Computer Index.

At August 31, 2003 the price per common share was $48.55. At fiscal year-end 2002, 2001, 2000, 1999 and 1998, the price per common share was $24.80, $25.35, $34.19, $23.16 and $10.75, respectively. All share prices give retroactive effect to the 2-for-1 stock split that occurred on February 4, 2000 and the 3-for-2 stock split that occurred on February 5, 1999. The stock performance graph assumes an investment of $100 on August 31, 1998 in FactSet Common Stock and an investment of $100 at that time in both the S&P 500 Index and the NASDAQ Computer Index. This performance graph assumes reinvestment of dividends for FactSet Common Stock and the S&P 500 Index only.

II. Matters Requiring Shareholder Vote

1. Election of Directors

     Shareholders will elect three Directors at the Annual Meeting of Stockholders. Each Director will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of the following persons to serve as directors, unless you indicate to the contrary on the proxy.

     Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. The Board requests that you vote for the following nominees to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2006:

     Scott A. Billeadeau. Refer to page 1 for Mr. Billeadeau’s biography and pages 4, 6 and 7 for information about Mr. Billeadeau’s stock ownership and compensation.

     Philip A. Hadley. Refer to page 2 for Mr. Hadley’s biography and pages 6 through 9 for information about Mr. Hadley’s stock ownership and compensation.

     John C. Mickle. Refer to page 2 for Mr. Mickle’s biography and pages 4, 6 and 7 for information about Mr. Mickle’s stock ownership and compensation.

2. Ratification of the Selection of Independent Public Accountants

     The Board requests that you ratify its selection of PricewaterhouseCoopers LLP as independent auditors for FactSet for fiscal 2004. If you do not ratify the selection of PricewaterhouseCoopers LLP, the Board will select another firm of independent auditors.

     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

III. Solicitation of Proxies

     The Board solicits the proxy accompanying this Proxy Statement. Officers, directors and regular supervisory and executive employees of FactSet, none of whom will receive any additional compensation for their services, may solicit proxies. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. FactSet will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. FactSet will pay all of the costs of solicitation of proxies, estimated at approximately $30,000 for the printing and distribution of the proxies, which are mailed along with our annual report.

     If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces our printing and postage costs. However, if you wish to receive additional copies of our Proxy Statement or Annual Report, please contact our Investor Relations Department at 203-863-1500 or write to that department at our corporate headquarters address. If you hold your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

IV. Vote Tabulation

     Vote Required. Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. Mellon Investor Services will tabulate votes cast by proxy or in person at the Meeting.

     Effect of an Abstention and Broker Non-Votes. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

V. Proposals of Stockholders

     Proposals of stockholders intended to be presented at the fiscal year 2004 Annual Meeting of Stockholders must be received by us, attention of Mr. Ernest S. Wong, FactSet’s Secretary, at our principal executive offices, no later than August 1, 2004, to be included in our fiscal year 2004 Proxy Statement.

     VI. Other Matters

     The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Ernest S. Wong
Secretary
Greenwich, Connecticut, November 25, 2003

Exhibit I

Audit Committee Charter

I. Purpose

The Audit Committee of the board of directors of FactSet Research Systems Inc. (the “Company” or “FactSet”) shall consist of a minimum of three directors. Members of the Committee and its Chairman shall be appointed by the Board of Directors (the “Board”) upon the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board in its discretion at any time. All members of the Committee shall be independent Directors as required by the regulations set forth in 17 C.F.R. § 240.10A-3(b) (Exchange Act Rule 10A-3(b)) and the listing standards of the New York Stock Exchange (“NYSE”). All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a “financial expert,” as defined by 17 C.F.R. § 229.401 (Securities Act Rule 401).

The purpose of the Committee is to assist the Board in its oversight of the financial statements and publicly available financial information of the Company, the Company’s compliance with legal and regulatory requirements related to its accounting, the independence and qualifications of the independent public accountants (the “IPA”), and the performance of the Company’s internal audit function. The Committee is further responsible for the preparation of a report of the Audit Committee for inclusion in the Company’s proxy statement or annual report of Form 10-K. No Committee member shall serve on more than two other audit committees of public companies.

In furtherance of its responsibilities, the Committee shall:

A. Provide an open avenue of communication between the IPA and the Board including creating an environment where it is clear that the IPA is ultimately accountable to the Committee. The Committee shall report actions and recommendations to the Board, as appropriate. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval. The Committee will perform an evaluation of the effectiveness of the Committee at least annually as well.

B. Discuss with management and the IPA the annual audited financial statements and quarterly financial statements and related footnotes, including such matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

C. Recommend, for shareholder approval, the IPA to examine the Company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, retain, compensate, evaluate and if necessary, replace the IPA [with shareholder ratification, as desired by the Company]. The IPA shall report directly to the Committee. The Committee shall have the sole authority to approve all audit engagement fees and terms. The Committee shall pre-approve any non-audit service provided to the Company by the Company’s IPA. The Committee shall consider, in consultation with the IPA, its audit scope and plan as well as review and approve the annual compensation of the IPA. The Committee shall also establish a policy for hiring employees and former employees of the IPA.

D. Discuss with management and the IPA, as appropriate, any audit problems or difficulties and management’s response, and the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps management has taken to minimize such exposure. Such discussion shall also include a review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Committee shall also review the Company’s insurance program.

E. Review with the IPA the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

F. Review with management the Company’s internal system of audit and financial controls and the results of internal audits. The Committee shall review with the IPA the matters to be discussed by Statement of Auditing

A-1

Standards No.61, including deficiencies in internal controls, fraud, management judgments and estimates, audit adjustments, audit difficulties and the IPA’s judgments about the quality of the Company’s accounting practices.

G. Obtain on an annual basis a formal written statement from the IPA delineating all relationships between the IPA and the Company and review and discuss with the IPA all significant relationships the IPA have with the Company which may affect the IPA’s independence. The Committee shall also set policies for the hiring of employees or former employees of the Company’s IPA.

H. Review policies and procedures with respect to officers’ expense accounts and perquisites. The Committee shall investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. In connection with these reviews, the Committee shall consider the results of any review this area by the IPA and meet, as deemed appropriate, with the general counsel and other Company officers or employees.

I. Establish procedures for (a) the receipt, retention and treatment of complaints received by Company employees regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

II. Audit Committee Meetings

The Committee will meet on a regular basis at least quarterly, and will hold special meetings as circumstances and events require. The timing of the meetings shall be determined by the Audit Committee. However, the Committee will meet at any time that the IPA believe communication to the Committee is required. At each regular meeting the Committee will meet separately with representatives of the IPA and management [and parties performing an internal control function, as applicable]. At all Audit Committee meetings a majority of the total number of members shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Minutes shall be kept of each meeting of the Committee. The Committee shall have authority and appropriate funding to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. Through its meetings, the Committee shall further have the authority to perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

Approved by the Board of Directors of FactSet Research Systems Inc.

September 15, 2003

A-2

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	TO ELECT THREE (3) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.	☐	☐

Nominees:	01 Scott A. Billeadeau
02 Philip A. Hadley
03 John C. Mickle

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS FOR FISCAL 2004.	☐	☐	☐

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

Please sign exactly as your name appears on this card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

▲  FOLD AND DETACH HERE  ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11 p.m. Eastern Standard Time on January 7, 2004.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/fds		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

FactSet Research Systems, Inc.

FACTSET RESEARCH SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
January 8, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FACTSET RESEARCH SYSTEMS INC.

     You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of stockholders of the Company to be held at One Greenwich Plaza, Greenwich, Connecticut 06830, on January 8, 2004, and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the three nominees listed in proposal 1 and FOR proposal 2. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent autorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲